FOR IMMEDIATE RELEASE	CONTACT:	Alan D. Eskow
Executive Vice President & CFO
Valley National Bancorp
973-305-4003

John R. Feeney
Executive Vice President & CFO
Shrewsbury Bancorp
732-842-7700 Ext. 230

VALLEY NATIONAL BANCORP WILL MERGE WITH SHREWSBURY BANCORP

WAYNE, N.J., Thursday, December 2, 2004 – Valley National Bancorp (NYSE:VLY) and Shrewsbury Bancorp announced today that they have entered into a merger agreement by which Valley National Bancorp will merge with Shrewsbury Bancorp. Shrewsbury is the holding company for Shrewsbury State Bank, a commercial bank with approximately $425 million in assets and 12 branch offices located in 10 communities in Monmouth County. Pursuant to the merger agreement, Shrewsbury State Bank will be merged into Valley National Bank.

“The merger with Shrewsbury is consistent with our company’s continued strategy of highly focused growth within fifty miles of our headquarters through new branches and acquisitions of other financial institutions with a similar customer culture. Shrewsbury represents the best possible entrée into Monmouth County. This is an opportunity for Valley to expand its franchise and provide our full complement of services along with our high level of customer service to this market. Shrewsbury offers Valley the opportunity to take advantage of the growing market place in Monmouth County through their long history and existing locations and customers,” said Gerald H. Lipkin, Chairman, President & CEO.

“We sense a genuine cultural fit with Valley; its regard for its employees and its excellent customer service match ours” said Shrewsbury President and Chief Executive Officer, James W. Harkness, Jr. “We believe the merger is in the best interest of all our constituencies: our shareholders, our employees, our customers and our communities. Within a short time after the closing, our customers will be able to use any of Valley’s 133 branches, in addition to our offices, to conduct their business and will provide immediate access to Valley’s 166 ATM network, free of services charges. They will see familiar faces in our branches and the customers will continue to receive the same high level of personalized customer service that they received in the past.”

Valley will pay approximately $136 million, or $48.00 per share for Shrewsbury of which at least 60 percent will be in Valley common stock. Shareholders of Shrewsbury may elect to receive up to 40 percent of the consideration in cash. If all of the Shrewsbury shareholders elect to receive Valley common stock, Valley will issue approximately 4.8 million common shares at an exchange ratio to be determined based upon Valley’s average stock price prior to closing. Valley will record goodwill and core deposit intangibles of approximately $80 million. One time non-recurring charges are estimated to be approximately $2.7 million, net of tax, consisting of data processing contract termination fees, change in control and severance payments, printing and professional fees. Valley anticipates that the transaction will be accretive to earnings within one year of the closing. After the Shrewsbury and NorCrown mergers, Valley will have a total of 160 offices, approximately $11.7 billion in total assets, $7.5 billion of loans, $8.3 billion of deposits, goodwill and intangibles of $210 million and capital of $856 million.

Valley National Bancorp (NYSE: VLY)
December 2, 2004

Valley anticipates the closing of the Shrewsbury merger will occur late in the first quarter of 2005, contingent upon receiving regulatory approvals and approval by the Shrewsbury shareholders.

Valley National Bank is a top-performing super community bank that emphasizes middle market commercial and consumer lending. Valley anticipates that the transaction will enable it to offer its retail, commercial and financial services and products to the customers of Shrewsbury as well as to potential customers in those communities not presently served by Valley branch locations.

Valley National Bancorp is a regional bank holding company with $10.6 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 133 offices in 87 communities serving 11 counties throughout northern New Jersey and Manhattan.

Additional Information and Where to Find it

In connection with the proposed merger, Valley intends to file a Proxy Statement/Prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the Proxy Statement/Prospectus (when available) and other documents filed by Valley with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the Proxy Statement/Prospectus, once available, in conjunction with Valley’s other filings with the Commission may also be obtained from Valley. Free copies of Valley’s filings may be obtained by directing a request to Valley, Dianne Grenz, Senior Vice President, Shareholder Relations, 1455 Valley Road, Wayne, NJ 07470.

Participants in the Solicitations

Shrewsbury, its directors, executive officers and certain members of management and employees may be soliciting proxies from Shrewsbury’s stockholders in favor of the adoption of the merger agreement. A description of any interests that Shrewsbury’s directors and executive officers have in the merger will be available in the Proxy Statement/Prospectus.

Valley National Bancorp (NYSE: VLY)
December 2, 2004

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Cautionary Statement Concerning Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “expect,” “anticipate,” “look,” “view,” “opportunities,” “allow,” “continues,” “reflects,” “believe,” “may,” “will,” “should” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Valley assumes no obligation for updating any such forward-looking statement at any time. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the failure to obtain regulatory approvals, material adverse changes in Valley’s, Shrewsbury’s or NorCrown’s operations or earnings, changes in the estimate of cost saves or one time charges, or a decline in the economy in New Jersey.

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